EXHIBIT 10.22


                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT is entered into as of the 25th day of August, 1997 between GALACTICOMM TECHNOLOGIES, INC. , a Florida corporation ("Corporation"), and T. MICHAEL LOVE ("Employee").

      NOW, THEREFORE, the parties hereto agree as follows:

           1. TERM. Except as otherwise provided in Section 10 hereof, the term of this Agreement shall be for a two year period commencing on this date (the "Initial Term"). However, if this Agreement has not been terminated pursuant to
Section 10 hereof, this Agreement shall be automatically renewed for successive one year terms after the Initial Term.

           2. TITLE. Employee shall serve as Chief Financial Officer of Corporation.

           3. COMPENSATION. For all services rendered by Employee to Corporation hereunder during the term of this Agreement, Employee shall receive an annual salary of $120,000. The salary shall be paid in equal bi-weekly installments or any other payment mode in which Corporation pays its executive officers. Employee's annual salary shall be increased at the beginning of each successive year that Employee is employed hereunder by an amount equal to 10% of the prior contract year's salary.

           4. DUTIES. During the term of this Agreement, Employee shall serve under the direction and control of Corporation's Chief Executive Officer. Employee's duties shall include, without limitation, formulating financial policy and plans for Corporation, as well as the supervision, management and control of the Corporation's accounting practices, finances and operations.

           5. EXPENSES. During the term of this Agreement, Corporation shall allow Employee reasonable travel, entertainment, business related automobile expenses and other expenses incurred by Employee in furtherance of the business of Corporation. Corporation shall reimburse Employee for any such expenses paid by him subject to the rules adopted by Corporation for handling such reimbursements, including but not limited to, Employee's submission to the Corporation of receipts for all such expenses.

           6.   EMPLOYEE BENEFITS.

                (a) GENERAL. Employee shall be entitled to participate in all fringe benefit plans or programs, including, but not limited to, insurance, and deferred compensation plans, maintained by Corporation for the benefit of all executive officers of Corporation, except for an automobile allowance.

                (b) STOCK OPTIONS. Contemporaneous with the signing of this Agreement, Employee shall receive options to purchase 142,162 shares of Corporation's common stock, which shall vest in accordance with the terms of a Stock Option Agreement (the "Stock Option Agreement") between Corporation and Employee, to be entered into pursuant to the terms


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of the Company's 1997 Stock Option Plan. The number of shares of Corporation's common stock that Employee shall be entitled to purchase under the Stock Option Agreement shall be adjusted to give effect to Corporation's contemplated reverse stock split.

                (c) HEALTH INSURANCE. During the term of this Agreement, Employee shall be provided with the health insurance coverage provided to all other employees of Corporation.

                (d) LIFE INSURANCE. During the term of this Agreement, Corporation shall pay the premium required to maintain a $500,000 twenty year level term life insurance policy on the life of the employee with the beneficiary designated by Employee.

                (e) VACATION. Employee may take vacation in accordance with the Company's policy manual. However, Employee shall immediately vest in ten days of vacation upon the signing of this Agreement and shall accrue vacation days at the rate of ten days per year.

           7. CONFIDENTIAL DATA. While employed by Corporation and thereafter, Employee shall not, directly or indirectly, disclose or use to the detriment of the Corporation or for the benefit of any other person or firm any confidential information or trade secrets which are not in the public domain (including, but not limited to, the identity and particular needs of any customer of the Corporation, the methods and techniques of any of the businesses of the Corporation, the marketing plans and objectives of the Corporation, the intellectual property rights of any product of the Corporation) belonging to the Corporation, unless: (a) Employee has first obtained the consent of Corporation,
(b) Employee is required to disclose such information pursuant to an order of a court of competent jurisdiction, or (c) any such information is in the public domain through no fault of Employee. Employee shall deliver promptly to Corporation upon termination of employment, or at any time Corporation may so request, all drawings, blueprints, formulas, and other documents (and all copies thereof) relating to the business of Corporation and all property associated therewith, then possessed or under the control of the Employee. In the event of a breach or imminent breach by Employee of the provisions of this paragraph 7, Corporation shall be entitled to an injunction restraining Employee from disclosing, in whole or in part, such information. In any action or proceeding to enforce the provisions of this paragraph 7, or seeking damages for breach or imminent breach of this paragraph 7, the prevailing party shall be reimbursed by the other party for all costs incurred in such action or proceeding including, without limitation, all court costs and filing fees, and all reasonable attorneys' fees, incurred either at the trial level or at all appellate levels. Nothing contained herein shall be construed as prohibiting Corporation from pursuing any other remedies available to Corporation for such breach or imminent breach, including recovery of damages from Employee. This paragraph 7 shall survive the termination of this Agreement.

           8. DISCOVERIES AND INVENTIONS. During the term of this Agreement, Employee shall assign, without further consideration, to Corporation, all of his rights, title and interest in and to any and all inventions, discoveries, developments, improvements, processes, trade secrets,

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trademark, copyright and patent rights in the United States and elsewhere, techniques, designs, data and all other work product, whether tangible or intangible, which relates directly to the business of the Corporation.

           9. NON-COMPETITION.

                (a) Employee covenants and agrees that, while in the employment of Corporation and for 12 months after the termination of this Agreement, Employee shall not, for his own account or either as agent, consultant, servant or employee, or as a shareholder of any corporation or member of any firm, own, manage, operate, join, control, or participate in the ownership, management, operation or control of any individual, or that division or part of any entity or business that is a direct competitor of Corporation, anywhere in the United States. Employee's beneficial ownership of up to 5% of the capital stock of any entity shall not be deemed a violation of this paragraph 9. For purposes of this
Section 9(a), a direct competitor shall mean any entity that develops Web-based software services that enable on-line collaboration and communication among users of any one or more of such services.

                (b) In the event of an actual or imminent breach by Employee of any of the provisions in paragraph 9(a) hereof, Corporation shall be entitled to an injunction restraining Employee from the prohibited conduct. If a court of competent jurisdiction should hold that the duration and/or scope (geographic or otherwise) of the covenants contained in paragraph 9(a). hereof are in violation of Florida law, then, to the extent permitted by Florida law, the court shall enforce all such covenants (geographic and otherwise) to the fullest extent permitted under Florida law and the parties hereto agree to be bound by same, subject to their rights of appeal. Nothing herein stated shall be construed as prohibiting Corporation from pursuing any other remedies available to it for such breach or imminent breach, including the recovery of damages from Employee. In any action or proceeding to enforce the provisions of this paragraph 9, or seeking damages for breach or imminent breach of this paragraph 9, the prevailing party shall be reimbursed by the other party for all costs incurred in such action or proceeding including, without limitation, all court costs and filing fees, and all reasonable attorneys' fees, incurred either at the trial level or at all appellate levels. Such reimbursement, if any, shall be paid within 60 calendar days after the rendition of a final non-appealable order in such action or proceeding.

                (c) The existence of any claim or cause of action by Employee against Corporation, which does not relate to this Agreement, shall not constitute a defense to the enforcement by Corporation of the foregoing restrictive covenant.

           10. TERMINATION. This Agreement may be terminated prior to the term provided for by paragraph 1 hereof upon the occurrence of any of the following events:

                (a) Immediately, upon written notice by Corporation if Employee has committed an event for "cause" under paragraphs 11(a), (b), (c) or (h) hereof;

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                (b) Thirty days after Corporation's written notice to Employee if he has committed an event for "cause" under paragraphs 11(d), (e), (f) or
(g), and Employee has failed to cure any such specified violation to the reasonable satisfaction of Corporation;

                (c)  Upon Employee's death;

                (d) Upon Employee's disability, which shall mean a physical or mental impairment of Employee resulting in his inability to satisfactorily perform his duties hereunder for a period of 181 consecutive days;

                (e) Immediately and without cause, upon Corporation's written notice to Employee; or

                (f)  At any time by written agreement of the parties.

If Corporation terminates this Agreement pursuant to Section 10(e) hereof: (a) Corporation shall continue to pay Employee his salary under this Agreement, for a period of six months after the date of termination; and (b) the stock options which would have vested, under the Stock Option Agreement, at the end of the vesting period then in effect, shall automatically vest.

           11. DEFINITION OF "CAUSE". As used in this Agreement, the term "cause" shall mean any of the following events:

                (a) Employee's commission of any act constituting embezzlement, theft or misappropriation of Corporation's funds;

                (b) Employee's acceptance of kickbacks, bribery or any other "off-the-books" payment which relate directly or indirectly to Corporation's business;

                (c)  Employee's violation of paragraph 7 above;

                (d)  Employee's violation of paragraph 8 above;

                (e)  Employee's violation of paragraph 9 above;  or

                (f) Employee's neglect in the performance of his duties hereunder (other than on account of a medically determinable disability which renders Employee incapable of substantially performing his duties hereunder);

                (g) Any material breach by Employee of the terms of this Agreement;

or

                (h) Employee's termination of his employment with Corporation without the prior written consent of Corporation.

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           12. EFFECT OF TERMINATION. Upon the termination of this Agreement
(the "Termination Date"):

                (a) the Employee shall not hold himself out as being connected with the Corporation's business;

                (b) the Employee shall return to the Corporation all property of the Corporation in his possession or control, including all documents in his possession or control which relate to the Company or contain any Confidential Information, and shall not retain any copies of such documents; and

                (c) any right the Employee has to use credit cards, charge cards, checks or other similar cards or documents (the "Financial Documents") which the Corporation has authorized him to use shall automatically terminate. The Employee shall return the Financial Documents to the Corporation and shall reimburse the Corporation on demand for any loss the Corporation may suffer because of unauthorized use of the Financial Documents.

           13. NOTICES. All notices required to be given hereunder shall be in writing, sent certified mail, return receipt requested, postage prepaid to the following addresses unless and until a different address has been designated by written notice to the other party.

           If to Employee, then to:

                T. Michael Love
                3458 N.W. 122nd Avenue
                Sunrise, Florida 33323

           If to Corporation, then to:

                Galacticomm Technologies, Inc.
                4101 S.W. 47 Avenue
                Suite 101
                Ft. Lauderdale, Florida 33314
                Attn:  Chief Executive Officer

           14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

           15. REMEDIES AND WAIVERS. If a party is in breach of any provision of this Agreement, the non-breaching party shall be entitled to pursue all remedies available to the non-breaching party for such breach, including, but not limited to, the recovery of damages and injunctive relief. The waiver by either party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party hereto.

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           16. BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon the parties, their heirs, personal representatives, successors and assigns. This Agreement is personal as to Employee and may not be assigned by Employee. This Agreement may be assigned by Corporation without the prior consent of Employee, provided, however, that: (a) the assignee shall agree in writing to fulfill Corporation's obligations to Employee hereunder, and (b) such an assignment shall not release Corporation from its obligations hereunder, unless agreed to in writing by Employee.

           17. SEVERABILITY. None of the provisions of this Agreement depend on the validity of any other provision and the invalidity, illegality or unenforceability, in whole or in part, of any provision shall not affect any other provision herein contained.

           18. ENTIRE UNDERSTANDING. This Agreement contains the entire understanding of the parties relating to the employment of the Employee by Corporation and supersedes all prior and contemporaneous agreements, understandings and arrangements, written or verbal, between the parties hereto with respect to the subject matter hereof. It may not be changed verbally but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

           19. HEADINGS. The headings contained herein are for reference purposes only and shall be without substantive meaning.

           20. COUNTERPARTS. This Agreement may be executed in identical counterparts, each of which shall be deemed an original, and such counterparts, taken together shall constitute one and the same instrument.

           IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

GALACTICOMM TECHNOLOGIES, INC.

By: /s/ PETER BERG                        /s/ T. MICHAEL LOVE
    ---------------------------           -------------------------
    Peter Berg, Chairman & CEO            T. Michael Love


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